Exhibit 10.1

RiT TECHNOLOGIES AND KRONE TO FORM STRATEGIC ALLIANCE

Companies to Market RiT’s PatchView™ in conjunction with Krone's PremisNET®Solution

Tel-Aviv, Israel  and Denver, Colorado – May 18th, 2004 — Krone, a global leader in structured cabling, and RiT Technologies Ltd. (NASDAQ: RITT), the pioneer of Intelligent Physical Layer Management Solutions (IPLMS), announced today that the two companies have established a strategic alliance in order to jointly bring to market an IPLMS solution based on Krone’s structured cabling system and RiT’s PatchView IPLMS.

“Increasingly, end-user organizations are looking to reduce the long-term cost of network ownership, due to poor manual records and the ongoing cost of moves and changes with consequential unplanned and accidental downtime,” observed Ron Lowy, CEO of Krone. “By combining the quality and reliability of Krone’s  structured cabling products with the field proven intelligent physical layer management system based on RiT technology as well as our World First CopperTen UTP 10 Gigabit system, we will give Krone customers an unrivalled total physical layer solution.”

“We are proud that Krone has joined the growing number of industry leaders who have recognized the value of the PatchView solution and our experience in this field,” said Liam Galin, President and CEO of RiT. “Krone, and RiT are natural partners; both have identified the importance of the physical layer as the foundation of today’s sophisticated networks for both carrier and enterprise customers. Intelligent Physical Layer Management Solutions are becoming more and more mainstream in the IT world. Krone is a global leader in structured cabling and network connectivity and we look forward to working with them closely to service their customers.”

The two companies will jointly bring to market a complete solution that offers medium to large enterprises the ability to reduce the total cost of network ownership and extract maximum benefits within tight operating budgets. By accurately monitoring the connectivity of the entire network in real-time, the solution enables efficient planning, implementation and documentation of daily network operations, which translates into improved control, efficiency, utilization of network resources and security.

About Krone

With an installed base of over 10 billion fault-free connections throughout the world, Krone is a global leader in infrastructure cabling and connectivity solutions for datacoms and telecoms networks.

From its beginnings in Berlin 76 years ago (1928), Krone has expanded to become a truly global company with 11 manufacturing sites, 23 subsidiaries, 36 international business units and 80 distributors - which specify and deliver Krone  solutions throughout 175 countries to virtually every major PTT, to the Pentagon, the UK Houses of Parliament, airports such as Heathrow and Hong Kong, and thousands of other landmark sites.

On March 25th 2004 ADC Telecommunications reached an agreement with Gentek Inc. to acquire the Krone Group. The acquisition of Krone is a major step in transforming the company into the global leader in providing network infrastructure solutions.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help Enterprise and Carrier customers capitalize on network investments and reduce cost of ownership.

With a global sales network spanning 60 countries, and over 2.5 million managed ports installed, RiT's key customers include many FORTUNE 500 companies such as major financial institutions, corporations and global telecommunications companies like: Deutsche Telekom, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission.

RiT INTRODUCES PAIRVIEW PRO™ TO FACILITATE CARRIERS EFFORTS TO IDENTIFY AND MAP DIGITAL LINES

First Local Loop Mass-Verification System Maximizes Network Utilization of Digital Lines

Increases Scanning Speed By 30%

Tel Aviv, Israel - May 25, 2004 - RiT Technologies (NASDAQ: RITT), the pioneer of intelligent physical layer solutions, today launched PairView Pro the first Local Loop Mass Verification system that can identify and map the digital services (e.g., xDSL, ISDN) carried on a telephone line.

Based on the industry-leading PairView™ system, the new solution, like its predecessor, gathers information about the line’s telephone number, type, connectivity status, electrical characteristics, and routing, unobtrusively from active and inactive pairs. This produces a reliable database, which serves as a platform for more accurate billing, efficient maintenance, and effective network management.

PairView™ Pro improves on its predecessor by providing a 30% increase in the scanning speed and an improved Graphical User Interface to provide carriers with higher technician efficiency and an even faster return on their investment

“PairView Pro was designed to address today’s focus on digital services and the need for an even faster ROI,” said Liam Galin, President and CEO of RiT Technologies. “It is the first local loop mass-verification system that can fully map and qualify lines carrying ISDN, xDSL, and other digital offerings – lines that now account for more than 30% of a typical operator’s services. In addition, by ramping the system’s scanning speed, we have made it an even more cost-effective tool for reducing maintenance and provisioning expenses.”

Mr. Galin continued, “Indeed, one of our customers is already taking advantage of this exciting new feature to monitor the lines they have leased to other operators, assuring that all their contract agreements are being upheld.”

PairView Pro is a proven, total solution for mass verification of the local loop records and cleansing of the Outside Plant Database. First introduced in 1996, hundreds of PairView™ systems are now in use worldwide, delivering a rapid return on investment based on “recovered” copper pairs, streamlined provisioning and maintenance processes, and improved long-term planning. Designed for large-scale record verification, PairView Pro simultaneously scans Main Distribution Frames (MDFs) and Street Cabinets, un-intrusively identifying and analyzing all active and inactive pairs. The system then automatically compares the results with existing information, and reports all discrepancies.